Exhibit 10.1

PUMA TECHNOLOGY, INC. 2550 North First Street, Suite 500 San Jose, CA 95131 U.S.A. Tel: (408) 321-7650 Fax: (408) 321-3886	Confidential treatment has been requested for portions of
this exhibit. The copy filed herewith omits the information
subject to the  confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed
separately with the Securities and Exchange Commission.

INTELLISYNC® SOFTWARE DEVELOPERS’ KIT AND BUNDLING LICENSE AGREEMENT

Licensee:	Research In Motion Limited
295 Phillip Street Waterloo, Ontario CANADA N2L 3W8 tel: (+1) 519 888-7465 fax: (+1) 519 888-6906

This Intellisync Software Developers’ Kit and Bundling License Agreement (“Agreement”) is entered into by and between Puma Technology, Inc. (“Puma”) and the Licensee identified above (“Licensee”) as of April 29, 1998 (“Effective Date”). In consideration of Licensee’s agreements to market and distribute an Intellisync product supporting Licensee’s pager products, for the mutual promises contained herein and for license fees and other valuable consideration, Puma agrees to grant Licensee certain licenses (i) to the header files, libraries, documentation and sample code identified on Exhibit A (“SDK”), (ii) to Licensee-developed translator software, (iii) other Licensee-developed software developed through use of the SDK and (iv) to the Intellisync software product described on Exhibit A, subject to the attached Terms and Conditions and Exhibits.

Exhibit A-	SDK; Licensee Product(s); Intellisync for RIM Feature Set; Term

Exhibit B-	Annual Maintenance Fee; SDK Fees; NRE; Per Unit Royalties; Guaranteed Minimum Commitment; Payment Terms

Exhibit C-	Support and Training

Exhibit D-	Statement of Work

Exhibit E-	Authorized Subcontractors and Consultants

LICENSEE ACKNOWLEDGES HAVING READ THE TERMS AND CONDITIONS SET FORTH ON THIS FACING PAGE AND ATTACHED HERETO, UNDERSTANDS ALL SUCH TERMS AND CONDITIONS, AND AGREES TO BE BOUND THEREBY.

PUMA TECHNOLOGY, INC.	RESEARCH IN MOTION LIMITED

By:	By:

Name:	Name:

Title:	Title:

Date: April 30, 1998	Date: April 29, 1998

TERM AND CONDITIONS

1.        License to SDK.    Puma grants to Licensee a non-exclusive, non-transferable license, without right to sublicense, for Licensee’s employees, authorized subcontractors and consultants to use the SDK on computer systems at the facilities located at the address listed on the facing page hereof, and in the case of subcontractors and consultants, at the facilities located at the addresses set forth on Exhibit E hereof, for the Licensed Use only. “Licensed Use” means the use and testing of the SDK to create translator software (“Translator”) for use with the Licensee software product(s) identified in Exhibit A (“Licensee Product”). Use of the Translator with the Licensee Product will enable Puma’s Intellisync software product to synchronize data between the Licensee Product and specified personal information manager software applications (“PIMS”) supported by Intellisync.

2.        Development and License of Intellisync for Licensee Product.    Puma agrees to test the Translator and develop the “Intellisync for RIM Pagers” software product described in Exhibit A (“Intellisync for RIM”). Puma agrees to grant Licensee a non-exclusive, worldwide license under copyright and patent, and to the trade secrets, if any, contained in Intellisync for RIM to reproduce, distribute, perform, execute, adapt, display electronically, sublicense to distributors, distributors’ agents and subagents and end users, use, make, and have made, import, have imported, export and have exported Intellisync for RIM, offer for sale, offer to lease, offer to license, lease, license and sell Licensee hardware products incorporating Intellisync for RIM through Licensee’s distribution network provided that Intellisync for RIM is bundled with the Licensee Product, and to distribute to an end-user a copy of any revision or updated or upgraded version or modification of Intellisync for RIM, whether or not bundled with Licensee Product, from a distribution source, including, without limitation a website, an e-mail system, a bulletin board, or via a connection between a Licensee hardware product and a PC or on a floppy disk, or any other means of distribution, provided such distribution is reasonably calculated to permit only the use of the revision, upgrade, modification or update bundled with Licensee Product. Licensee agrees to pay Puma for a minimum number of copies (“Units”) of Intellisync for RIM, as set forth in Exhibit B. The per Unit royalty set forth in Exhibit B shall apply to each Unit of Intellisync for RIM distributed hereunder, except that Licensee may claim a credit for any returned Units. Licensee shall have no right to sublicense Intellisync for RIM, other than (a) to sublicense to its distributors and distributors’ agents and subagents in Licensee’s distribution network those rights necessary to use, distribute, display, execute and perform electronically Intellisync for RIM and to offer for sale or lease or sell or lease Licensee hardware products incorporating Intellisync for RIM bundled with Licensee Product and (b) to sublicense to end users the right to use, perform, execute and display Intellisync for RIM and to transfer, display, execute, use, perform or display electronically a copy of any revision or updated or upgraded version or modification of Intellisync for RIM, whether or not bundled with Licensee Product, from a distribution source, including, without limitation a website, an e-mail system, a bulletin board, or via a connection between a Licensee hardware product and a PC, or any other means of distribution, provided such distribution is reasonably calculated to permit only the use of the revision, upgrade, modification or update bundled with Licensee Product. Licensee shall have no right to modify all or any part of Intellisync for RIM. Licensee agrees not to take any actions, such as reverse assembly or reverse compilation, to derive a source code equivalent to Intellisync for RIM The foregoing shall not be construed as precluding Licensee from developing a competing product without resorting to reverse assembly or reverse compilation and without reference to any confidential information provided by Puma under this Agreement, nor is Licensee precluded from reverse engineering or reverse compilation for the sole purpose of ensuring compatibility and interoperability between the Translator and Intellisync for RIM.

3.        Updates and Support.    For the the term of the Agreement, Puma shall provide to Licensee aupdates, revisions, upgrade, modifications and bug fixes to the SDK reflecting changes in Puma’s Intellisync synchronization engine (collectively “SDK Updates”) and including the addition of server support and technical support from Puma for the Translator as part of the annual maintenance fees paid in connection with licensing the SDK, as set forth in Exhibit B. All SDK Updates shall be deemed as included in the SDK licensed in Section 1 above. Licensee will be responsible for technical support for the Translator after the first year of the term of the Agreement if it chooses not to pay the optional annual maintenance fee to Puma. For the term of the Agreement, Puma shall provide to Licensee, *, all updates, revisions, upgrade, modifications and bug fixes to Intellisync for RIM (collectively, “Intellisync Updates”). All Intellisync Updates shall be deemed as included in the definition of Intellisync for RIM. To the extent Puma provides to any other customer any Intellisync update, revision, upgrade, modification or bug fix that would enhance Intellisync for RIM without adding any substantially new functionality not contemplated under this Agreement to be included in the Intellisync for RIM, such update, revision, upgrade, modification or bug fix shall be considered an Intellisync Update and provided to Licensee under the terms of this Section 3.

4.        Delivery.    As soon as practicable after the Effective Date, Puma agrees to deliver to Licensee one (1) copy of the SDK. Upon completion of development and in all cases prior to any commercial distribution, Licensee agrees promptly to deliver to Puma one copy of the complete source and executable code for the Translator, along with such documentation that exists that would aid Puma in reconstructing, debugging and supporting the Translator.

5.        Fees.    Licensee agrees to pay Puma the license fees shown in Exhibit B for the rights granted by this Agreement. Within thirty (30) days following the end of each calendar quarter during the term of this Agreement in which Licensee distributes a Licensee Product with which Intellisync for RIM is bundled, Licensee shall account to Puma for the Per Unit Royalties due as set forth in Exhibit B, based upon distribution totals for Licensee Products for that quarter. Licensee shall provide Puma with a written report that reflects the facts or basis upon which the total Per Unit Royalties due was calculated and will clearly indicate applicable Per Unit Royalty rates that apply to different versions of Intellisync for RIM, if any, as noted in Exhibit B. For purposes of this Agreement, distribution of the Licensee Product occurs when a device incorporating the Licensee Product is shipped out of its final manufacturing facility.

6.        Payments.    All payments made are non-refundable unless provided for specifically in this Agreement. All payments shall be in U.S. Dollars and be made by telephone transfer directly to Puma’s bank account as follows:

*

The amounts indicated on Exhibit B for payments do not include any federal, state, local or other governmental taxes, excise taxes, tariffs or other governmental charges that may be imposed on sale, transportation, production, storage or export of the software licensed hereunder. Licensee shall pay any and all such taxes and charges (other than taxes imposed upon or measured by Puma’s net income) and Puma, its agents and distributors shall have no liability therefor. If taxes are required to be withheld for any foreign government on payments required under this Agreement, then Licensee may deduct such withholding taxes from the amount owed Puma as will enable Puma to receive a U.S. Foreign Tax Credit; provided, Licensee pays such amounts to the appropriate tax authority. Licensee shall obtain and deliver to Puma a receipt and all other documents necessary for Puma to claim a Foreign Tax Credit.

7.        Support and Training.    Each party agrees to provide support and training for the Intellisync for RIM as set forth in Exhibit C.

8. Audit. During the term of this Agreement and for a period of three (3) years after each such transaction, Licensee shall retain such books and records as necessary to show Licensee’s compliance with the terms of this Agreement. Licensee shall permit a mutually-acceptable independent certified public accountant to audit such books and records as may reasonably be required to verify compliance with this Agreement, at such times as Puma may reasonably request, upon reasonable written notice. Puma shall pay the cost of audits unless the number of Units of Intellisync for RIM or the quantity of Licensee Product distributed in a given quarter exceeds the number of Units of software reported by Licensee by more than two percent (2%), in which event Licensee shall reimburse Puma for the cost of such audits in addition to all other amounts to which Puma may be legally entitled as a result of such unreported copies. Audits shall not unreasonably interfere with Licensee’s business activities, shall be scheduled during regular business hours, and shall not be conducted more than once in any twelve-month period.

9. Taxes. Licensee shall be responsible for the payment of all export, excise, sales, use, property and other taxes based upon the transactions under this Agreement or the fees paid hereunder, other than taxes imposed upon or measured by Puma’s net income or any withholding for taxes on royalties to Puma required by any foreign governmental laws, which shall be withheld by Licensee as required by such law.

10. Title. The original, and any copies of the SDK, SDK Updates and Intellisync for RIM, in whole or in part, which are made by Licensee or Puma, including translations, compilations, partial copies, modifications, and updates, regardless of the form or media in or on which such copies may exist, are and shall remain the exclusive property of Puma, except to the extent the Translator is considered a translation, compilation, partial copy, modification or update of the SDK or any SDK Update. Puma will own all right, title and interest in and to that portion of the Translator that was not created by Licensee. Puma agrees that for a period of three (3) years from the Effective Date, it shall not create any product for RIM or RIM OEM products for any other manufacturer or distributor.

11. Copyright Notices. Licensee agrees to reproduce and include Puma’s copyright and other proprietary notices on all copies, in whole or in part, in any form, of the SDK, the Translator, Intellisync for RIM or any derivative works.

12. Trademarks. Except as required by this Agreement, neither party shall have any right to use the other party’s trademarks, service marks or trade names. {We need to have the right to use the Intellisync trademark on the bundled product if we choose}

13. Joint Marketing. The parties agree to engage in the joint marketing efforts described below in this Section 13. Licensee agrees to make reasonable efforts to encourage its VARs and distributors to participate in these efforts. Puma acknowledges that in some cases, Licensee’s VARs and distributors may not agree to participate in the programs listed below.

13.1 Web Links. Each party agrees to establish a hypertext reference to the other party’s Web site. Licensee agrees to encourage its distributors to establish similar Web links with Licensee and with Puma.

13.2 Advertising and Marketing Collateral. Where appropriate, Licensee agrees to mention the Intellisync synchronization solution in the copy of all print advertising and marketing collateral relating to the Licensee Product.

13.3 Press Release. The parties will engage in a joint press release announcing Intellisync support for the Licensee Product.

13.4 Other. Licensee agrees to engage in additional mutually-agreed upon joint marketing activities with Puma to promote Intellisync and use of Intellisync with the Licensee Product including, without limitation: participation in trade shows, press releases, joint advertising, distribution of marketing collateral, promotions, in-box coupons, point of-purchase displays, marketing studies and joint sales calls. Licensee shall have no obligation under this Section 13 if Licensee does not accept the Golden Master of Intellisync for RIM.

14. Confidentiality. The terms of that certain Master Mutual Nondisclosure Agreement between the parties dated December 11, 1997 will apply to any confidential information exchanged pursuant to this Agreement.

15. Limited Warranty. Puma warrants that the media upon which the SDK and Intellisync for RIM are placed by Puma will be free from defects in workmanship and materials, and that the SDK and Intellisync for RIM will meet all specifications in all documentation provided by Puma relating to those materials. Puma further warrants that it will undertake to perform, and will perform, the tasks set forth on the Statement of Work attached as Exhibit D in a professional, workmanlike manner. Puma does not warrant or claim that the software will run error free. If Licensee finds any errors or failure of software to meet such specifications and provides Puma with a written report thereof, as Licensee’s sole remedy, Puma will use reasonable commercial efforts to correct such errors. Puma’s warranty and obligation with respect to the software shall extend for a period of * from the date the software is delivered to Licensee and is solely for the benefit of Licensee. Licensee has no authority to extend this warranty to any other person. This warranty shall not apply to any Licensed Software which has been (i) repaired, altered or installed, other than by Puma, (ii) subject to misuse, mishandling, neglect or accident, or (iii) not maintained in accordance with handling or operating instructions supplied by Puma.

*

16. Warranty Exclusion. EXCEPT AS PROVIDED IN THIS AGREEMENT, PUMA MAKES NO WARRANTY OF ANY KIND WITH REGARD TO THE SDK OR INTELLISYNC FOR RIM. PUMA EXPRESSLY DISCLAIMS ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING IN LAW, CUSTOM, CONDUCT OR OTHERWISE.

17. Limitations of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, LOSS OF USE, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE USE OR PERFORMANCE OF PRODUCTS, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, DATA OR USE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

18.	Proprietary Rights Indemnification

18.1    Representations. Puma represents that it has the right to grant the licenses hereunder and that it has no knowledge of any facts which might lead to a claim of infringement of any patent, trademark, or copyright or violation or misappropriation of any trade secret of any third party from the United States, Japan, Canada or any member country of the European Union as a result of the licenses granted by this Agreement.

18.2    Indemnity. Puma agrees to indemnify, defend and hold Licensee harmless from any and all damages, liability, costs and expenses (including but not limited to reasonable attorneys’ fees from any claims or suits claiming that any of the SDK, SDK Updates, Intellisync for RIM or the Intellisync Updates infringes any patent, trademark, or copyright, or violates or constitutes a misappropriation of any trade secret of any third party from the United States, Japan, Canada or any member country of the European Union; provided however, that Puma shall be relieved of the foregoing obligations unless Licensee gives Puma immediate notice of any such claim or suit against Licensee, and Puma has the option to defend, settle, or dispose of such claim or suit as it deems appropriate. Licensee shall cooperate with Puma, at Puma’s expense, in the defense of any such claim or suit. IN NO EVENT SHALL PUMA’S LIABILITY UNDER THIS SECTION 18 EXCEED THE GREATER OF * OR THE TOTAL AMOUNTS PAID BY LICENSEE TO PUMA UNDER THIS AGREEMENT AS OF THE INITIATION OF THE CLAIM OR SUIT IN QUESTION.

Puma assumes no liability for (i) infringement of any proprietary right covering any combination, method or process in which any of the SDK, SDK Updates, Intellisync for RIM may be used but not covering the software standing alone; (ii) any combination of Intellisync for RIM with other software not supplied by Puma (other than the Translator and those software products with which Intellisync for RIM is designed to operate); or (iii) the modification of Intellisync for RIM, unless such modification was made by Puma pursuant to specifications and designs drafted by or approved by Puma. Licensee agrees to indemnify and hold Puma harmless from any and all damages, liability, costs and expenses (including but not limited to reasonable attorney’s fees) resulting from the foregoing; provided however, that Licensee shall be relieved of the foregoing obligations unless Puma gives Licensee immediate notice of any such claim or suit against Puma, and Licensee has the option to defend, settle, or dispose of such claim or suit as it deems appropriate. Puma shall cooperate with Licensee, at Licensee’s expense, in the defense of any such claim or suit.]

18.3    Exclusive Remedy. THE FOREGOING PROVISIONS OF THIS SECTION 18 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF EACH PARTY AND THE EXCLUSIVE REMEDY OF EACH PARTY WITH RESPECT TO ANY ALLEGED INTELLECTUAL PROPERTY RIGHTS INFRINGEMENT BY INTELLISYNC FOR RIM.

19.    Term; Termination. This Agreement shall commence on the Effective Date and shall continue until the end of the term referenced on Exhibit A, unless earlier terminated as provided herein. Either party may terminate this Agreement if the other party materially defaults in its performance hereunder. Such termination shall be without prejudice to any other remedy which may be available. The provisions set forth in Sections 7, 8, 9, 10, 11, 12, 14, 15, 16, 17, 18, 19, 20, 21 and 22 hereof shall survive any termination of this Agreement. Upon termination of this Agreement, Licensee shall have no further right to reproduce or distribute Intellisync for RIM, except that Licensee may distribute any Units already in inventory at the date of termination for a period of ninety (90) days following termination of the Agreement. Termination of this Agreement shall not affect the rights of any end user to use Intellisync for RIM or the Translator.

20.    Relationship. Nothing contained herein shall be construed to imply a joint venture, principal or agent relationship, or other joint relationship, and neither party shall have the right, power or authority to create any obligation, express or implied, on behalf of the other.

21.    Waiver. A waiver by either of the parties of any covenants, conditions or agreements to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained.

22.    Source Code Escrow. On or before the delivery of the Golden Master, the parties shall enter into a source code escrow agreement that will provide for the escrowing with an independent escrow agent of all source code relating to the Intellisync for RIM product and the SDK. The escrow agreement shall set forth the circumstances under which such source code shall be released to Licensee, and shall include, at a minimum, the insolvency of Puma as a circumstance requiring the escrow agent to release the source code to Licensee for the limited purpose of permitting Licensee to maintain and support Intellisync for RIM and the Translator.

23.    General Provisions. The validity, performance, construction and interpretation of this Agreement shall be governed by laws of the State of California, United States of America, excluding choice of law rules. The United Nations Convention on Contracts for the Sale of Goods shall not apply to this Agreement. This Agreement shall not be altered, modified, or amended in any respect except by written agreement signed by each party. Licensee may not assign this Agreement or any right granted hereunder, in whole or in part, without Puma’s prior written consent, which consent shall not be unreasonably withheld in the event the assets of Licensee or the business with which this Agreement is associated is sold or otherwise transferred by Licensee to a third party that agrees in writing to abide by the provisions of this Agreement. Any notice to be made in connection with this Agreement shall be deemed effectively given when delivered in person, or sent by registered or certified mail, or by facsimile, to the other party at its address listed set forth on the facing page of this Agreement (or such other address as may be changed upon notice to the other). In the event that any action is commenced under this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and all costs incurred in such proceeding. This Agreement represents the entire agreement between the parties and supersedes all contemporaneous and prior agreements and understandings, whether written or oral, with respect to all matters covered in this Agreement.

EXHIBIT A

SDK:

•	Document Set:

The Document Set shall include all documents included in the standard SDK offering and include,, without limitation, all documents necessary for Licensee to develop the Translator and the following:

•	Translator Developers Guide
•	Translator Class Reference
•	Translator API Specification
•	Standard Date & Time Function

•	Software

The Software shall include all dlls, files, libraries, executable and modules included in the standard SDK offering and include,, without limitation, all software necessary for Licensee to develop the Translator and the following:

•	Translator Library
•	Include Files (.h files)
•	Sample Run Time (select number of translators i.e., Outlook, Schedule +, etc.)
•	Sample translator
•	Shell translator
•	Table tools

Licensee Hardware Products:

Licensee’s wireless subscriber devices marketed or sold under Licensee’s brand or trade name(s), provided that all such devices have the same application programming interface (API) and are intended to be operated in conjunction with the Translator.

Licensee Software Product(s) means such software residing on Licensee’s Hardware Products that, in conjunction with the Translator and Intellisync for RIM, is intended to permit the synchronization of data between a Licensee Hardware Product and a PC or a server.

Intellisync for RIM Feature Set:

Except for PIM Support, the Feature Set shall include those features contained in the most current version of Intellisync’s desktop product, including, but not limited to the following:

•	True “Two Way” Synchronization
•	Full Conflict Resolution
•	Custom Field Mapping
•	PIM Applications Supported
•	Microsoft Outlook 97
•	Microsoft Schedule+ 7.0. 7.0a
•	Lotus Organizer 2.1, 97, 97 GS
•	Act! 3.0.8

•	Data Filtering
•	Synchronization with multiple applications
•	Personal Address Book synchronization

To the extent that Puma supports during the term of this Agreement future updates, revisions and versions of the PIM Applications above (collectively, the “Application Updates”), including without limitation Microsoft Outlook ‘98 or ‘99 or a similar Microsoft offering, such Application Updates shall be included as PIM Applications Supported in the Intellisync for RIM Feature Set.

Term:

Two (2) years, with a right to renew the agreement annually for as long as Licensee is offering Licensee Hardware Products to the marketplace.

Language Localization:

Intellisync for RIM shall be in U.S. English. Licensee shall have the right obtain other language localization for an additional * per localized version.

Premier Subscription Availability

Licensee’s customers shall have access to Puma’s Premier Subscription Program as of the delivery of the golden master of Intellisync for RIM and to any other similar premier or enhance subscription plans offered by Puma in conjunction with any of its Intellisync customers.

EXHIBIT B

SDK Fees:

* license fee, due upon delivery of the SDK.

* annual maintenance fee for first year, due upon delivery of the SDK

* annual maintenance fee for each year thereafter, due on the applicable anniversary date of the first delivery of the SDK, if requested by Licensee under the terms of this Agreement.

NRE:

Licensee agrees to pay Puma an NRE fee of * as consideration for Puma’s testing of the Translator and development of Intellisync for RIM, as follows:

* due April 30, 1998

* due upon delivery of the Intellisync for RIM Golden Master as set forth on Exhibit D.

* due upon acceptance of the Intellisync for RIM Golden Master as set forth on Exhibit D.

Puma agrees to develop additional PIM support in Intellisync for RIM upon Licensee’s written request on a mutually acceptable schedule for additional NRE fees of * per PIM.

Per Unit Royalty

*

Guaranteed Minimum Commitment

Licensee agrees to purchase at least * of Intellisync for RIM at the Per Unit Royalty of * during the one-year period following Licensee’s first sale of a product containing an accepted release of Intellisync for RIM, in accordance with the following payment schedule:

Acceptance of Golden Master plus 90 days       *

Acceptance of Golden Master plus 180 days     *

Acceptance of Golden Master plus 270 days     *

Acceptance of Golden Master plus 360 days     *

In addition, Puma agrees * Units of Intellisync for RIM at the Per Unit Royalty of *, in the total amount of *, as prepaid royalties hereunder, based upon the NRE payments described above.

Annual Maintenance Fee: * for the first year, * per year for each year thereafter, if Licensee so elects (optional). Licensee must notify Puma of its decision to purchase maintenance at least thirty (30) days prior to the first day of the year in which such maintenance will be provided.

Payment Terms: Terms are net thirty (30) days unless otherwise indicated. If any amount is not paid to Puma when due hereunder, Licensee shall pay to Puma on demand a late fee in an amount not to exceed two percent (2%) of such delinquent payment for each month or part thereof from the due date until the date paid; but Licensee shall have such grace period as may be required by law and the late fee shall not exceed the maximum allowed by law.

EXHIBIT C

Support and Training:

Puma agrees to provide up to three days of developer training specific to building an Intellisync Ready translator, at Puma’s facilities in Nashua, New Hampshire for Licensee’s customer support staff, free of charge. It is presumed that Licensee’s engineering staff is proficient in C++, MS Windows 95/NT and object-oriented design and programming,

Licensee shall provide all Level I and Level II support for Intellisync for RIM at its own expense. For purposes of this Agreement, Level I support shall mean all technical support and assistance relating to the Licensee Product or Intellisync for RIM given directly to end users, distributors, OEMs, or customers of the Licensee Product. Level II support shall mean the service rendered by Licensee relating to given directly to end users, distributors, OEMs, or customers of Licensee Product or Intellisync for RIM to analyze or reproduce error(s) in the Intellisync for RIM and to determine if said error(s) are reproducible. Puma shall provide all Level III support for Intellisync for RIM only. For purposes of this Agreement, Level III support shall mean all Puma technical support and assistance relating to Intellisync for RIM given directly to authorized personnel who are the direct employees of Licensee and are trained in the usage of Intellisync for RIM. Level III support will be provided only during Puma’s normal business hours and in the English Language. Puma and Licensee shall develop a standard set of response times for problems discovered in Intellisync for RIM that shall, at a minimum, * for critical errors or bugs in the software, * for a major error or bug in the software and as of the next release for minor bugs in the software.

Licensee will further provide training on Intellisync for RIM, at its option and expense, for all its personnel associated with the sales and support of the Licensee Product.

EXHIBIT D

Statement of Work and Schedule of Deliverables:

SOW—to be developed

Schedule

Product Milestone

Payment of first NRE payment	Effective Date

Alpha Version Intellisync for RIM	Receipt of Translator from RIM plus 1 week

Beta Version Intellisync for RIM	30 days after receipt of bug-free Translator

Golden Master Delivery to Licensee and payment of second NRE payment	15 days after delivery of Beta

Golden Master and payment of final NRE payment	Licensee shall have 30 days to accept Golden Master

Critical Dependencies
• Translator received from RIM must pass the V-4 test that is in the SDK
• RIM must provide 24 hour turnaround to all reported bugs.

EXHIBIT E

Authorized Subcontractors and Consultants

September 14, 1999

Bradley A. Rowe

President & CEO

Puma Technology, Inc.

2550 North First Street, Suite 500

San Jose, CA. 95131

RE: Letter Agreement to Amend Intellisync Software Developers’ Kit and Bundling License Agreement

Dear Mr. Rowe:

This Letter Agreement amends the Intellisync Software Developers’ Kit and Bundling License Agreement between our two companies dated April 30, 1998 (the “Supply Agreement”). This confirms the agreement of Puma Technology, Inc. (“Puma”) to amend the Intellisync for RIM Feature Set defined in Exhibit A of the Supply Agreement, to include, in addition to the PIM Applications Supported (as listed on Exhibit A), support for the following as PIM Supported Applications: *. For this addition, Research In Motion Limited (“RIM”) agrees to pay a one-time fee on delivery and acceptance totaling * United States dollars. All other terms and conditions of the Supply Agreement remain in full force and effect.

I have included a counter-signature line for you to indicate your agreement and commitment.

Sincerely,	Agreed to:

Jim Balsillie, Chairman and Co-CEO Research In Motion, Limited	Bradley A. Rowe, President and CEO Puma Technology, Inc

Date	Date

Amendment No. 2 to

Intellisync® Software Developers’ Kit and

Bundling License Agreement

Between Puma Technology, Inc.

and Research in Motion Limited

This Amendment No. 2 (“Amendment”) amends that certain Intellisync Software Developers’ Kit and Bundling License Agreement between the parties identified above, dated April 29, 1998 (“Agreement”), as amended. This Amendment is effective as of the date signed by both parties.

I.	The section entitled “Term” in Exhibit A of the Agreement is deleted in its entirety and replaced with the following language:

“Term: Three (3) years, with a right to renew the Agreement annually for as long as Licensee is offering Licensee Hardware Products to the marketplace.”

II.	Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

RESEARCH IN MOTION LIMITED	PUMA TECHNOLOGY, INC.

By:	By:

Name:	Name:

Title:	Title:

Date: April 29, 2000	Date: April 29, 2000

August 15, 2000

Bradley A. Rowe

President & CEO

Puma Technology, Inc.

2550 North First Street, Suite 500

San Jose, CA. 95131

RE:        Letter Agreement to Amend Intellisync Software Developers’ Kit

              and Bundling License Agreement Dated April 30, 1998

Dear Mr. Rowe:

This Letter Agreement amends the Intellisync Software Developers’ Kit and Bundling License Agreement between Research in Motion Limited (“RIM”) and Puma Technology, Inc. (“Puma”) dated April 30, 1998, as amended (the “Supply Agreement”). This confirms the agreement of the parties to amend the Intellisync for RIM Feature Set defined in Exhibit A of the Supply Agreement, to include, in addition to the Language Localization (as listed on Exhibit A), support for the French (France) national language.

Responsibilities:

Strings and Translation

Puma agrees to deliver to RIM all user-visible software strings from the Intellisync SDK product in the languages as outlined in Exhibit G. Puma will also provide existing English and corresponding translated online documentation and help box samples previously translated to other languages and permit RIM to use these as the basis for RIM’s translation efforts. Delivery of strings by Puma for version 2.5 will be on or before August 29, 2000. RIM’s responsibilities will be limited to the translation of all user-visible strings, into the above referenced language, only for those PIMs that are marked as “English only” in Exhibit G. RIM will return the complete strings to Puma in Catalyst 2.5 format for a build. RIM will be responsible for localizing all online documentation and help boxes in the product.

Build

RIM will deliver the translated strings in Catalyst 2.5 format to Puma and Puma will reinsert the strings back into Intellisync for RIM, complete a new build of the product, and deliver the new localized product to RIM as soon as possible using commercially reasonable efforts consistent with industry standards and in any event no later than 120 days after RIM delivers the translated strings. In instances where it is necessary to re-build the product to eliminate cosmetic bugs (bugs where string length adversely affects the cosmetic appearance of the product), Puma agrees to rebuild for cosmetic bug fixes as soon as possible. For functional bug fixes, it is understood that requirements may vary. As such, in these instances, Puma agrees to use commercially reasonable efforts consistent with industry standards to make such fixes.

Quality Assurance and Testing

Puma will provide to RIM a build that is functionally equivalent to or better than the existing English-only SDK 2.5 build. RIM will only be responsible for performing quality assurance and testing for cosmetic bugs which may be present in the localized software at its own effort and expense.

Future Software Release

Puma agrees to provide to RIM user-visible strings for (a) the translators/connectors listed in Exhibit G attached hereto and at the price of * per language and (b) any other translators/connectors when and if they become available and at no additional expense.

Puma agrees to provide to RIM any Puma-specific, user-visible, software strings from the Intellisync SDK that are necessary for future Point Upgrades to the Intellisync SDK when and if they become available and at no additional expense in accordance with the terms of the Existing Supply Agreement. For further clarity, the term “Point Upgrade” shall mean a version of the Intellisync SDK containing functional enhancements, modifications, extensions, error corrections or bug fixes denoted by Puma for all Puma customers, by a change to the right of the decimal point (e.g., 1.0<1.1).

Services requested by RIM for any future languages (Spanish, Italian, German, etc.) to be later included in RIM’s localization efforts shall be performed in accordance with the terms and conditions contained herein on a per language basis with future delivery dates to be reflective of the terms contained herein.

Consideration:

RIM agrees to pay Puma a total development fee of US * shall be due upon Puma’s delivery of the strings to RIM and the balance * shall be due when Puma delivers the final software builds to RIM which contains functionality which is better than or equal to the current functionality available to RIM.

Except as otherwise specified in this Letter Agreement, all terms and conditions of the Supply Agreement remain in full force and effect.

I have included a counter-signature line for you to indicate your agreement and commitment.

Sincerely,	Agreed to:

David Werezak Vice President, Marketing Research In Motion Limited	Bradley A. Rowe President and CEO Puma Technology, Inc.

Date	Date

EXHIBIT G

Requirements for Puma SDK 2.5 Localization

Puma will pull the verbal strings for the following Connector/ Translators in the specified languages. RIM will perform any translation necessary to complete their requirements.

PIM	Version	Languages

ACT!	3.0.8	English, French
	4.0.1	English, French
GoldMine	3.2	English, French
	4.0	English only
Lotus Notes	4.5	English, French
	4.6	English, French
Lotus Org	2.12	English, French
	4.0 (4.1/ GS)	English, French
	5.0	English only
	97	English, French
MS Outlook	97	English, French
	98	English, French
	2000	English, French
MS Outlook Express	4.0	English only

MS Schedule	+ Browse, + Default	English, French
Total (15 PIMs)1

1. At time of Amendment writing, due to bugs in GroupWise code, Novell GroupWise 5.2 and 5.5 cannot be localized.

Amendment No. 4 to

Intellisync® Software Developers’ Kit and

Bundling License Agreement

Between Pumatech, Inc. (formerly known as Puma Technology, Inc)

and Research in Motion Limited

Effective Date: April 30, 2002

This Amendment No. 4 (“Amendment”) amends that certain Intellisync Software Developers’ Kit and Bundling License Agreement between the parties identified above, dated April 29, 1998 (“Agreement”), as amended. This Amendment No. 4 is effective as of April 30, 2002 (“Amendment Date”).

I.	The term “Pumatech” shall replace the term “Puma” and shall mean Pumatech, Inc.

II.	The section entitled “Term” in Exhibit A of the Agreement, as amended in Amendment 2, is deleted in its entirety and replaced with the following language:

“Term: Shall be from the Effective Date through October 31, 2003 (the “Initial Term”). This Agreement shall renew automatically without written notice for successive one (1) year terms (each, a “Renewal Term”), for as long as Licensee is offering Licensee Hardware Products to the marketplace. Licensee may terminate this Agreement with at least thirty (30) days written notice prior to the beginning of any Renewal Term to Pumatech of its intention not to renew. The Initial Term and any Renewal Terms shall be collectively referred to herein as the “Term”.

III.	Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

RESEARCH IN MOTION LIMITED	PUMATECH, INC.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Amendment No. 5 to

Intellisync® Software Developers’ Kit and

Bundling License Agreement

Between Pumatech, Inc. (formerly known as Puma Technology, Inc)

and Research in Motion Limited

Effective Date: October 31, 2003

This Amendment No. 5 (“Amendment”) amends that certain Intellisync Software Developers’ Kit and Bundling License Agreement between the parties identified above, dated April 29, 1998 (“Agreement”), as amended. This Amendment is effective as of October 31, 2003 (“Amendment Date”).

I.	Subject to Licensee’s payment of *, due October 31, 2003, net zero (0) days, (“Customization License Fees”) Pumatech agrees to license the customized connector as described in Schedule 1 attached hereto (the “Customized Connector”), on the same terms and conditions as described in Section 2 of the Agreement for the Intellisync for RIM product and the term “Intellisync for RIM” shall be deemed to be amended to include the Customized Connector. For greater certainty,

(a)	no amounts other than the Customization License Fees are owing or payable by RIM in respect of the Customized Connector including there being no change in the per Unit royalty payable pursuant to the terms of the Agreement and the Customized Connector shall not be treated as a separate Unit for the purposes of calculating royalties; and

(c)	all rights and restrictions in respect of Intellisync for RIM set forth in the Agreement shall include and equally apply to the Customized Connector including Intellisync Update rights, representations, warranties, indemnities and limitations of liability.

II.	Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

III.	Capitalized terms not otherwise defined herein shall be defined as set forth in the Agreement.

RESEARCH IN MOTION LIMITED	PUMATECH, INC.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

SCHEDULE 1

RIM Customization:

*